Exhibit 5.1

1 March 2017

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This opinion is being delivered to you in connection with a registration statement on Form S-3 (the “Registration Statement”) to be filed on 1 March 2017 with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “US Securities Act”), relating to the resale of certain securities to be issued by the Company pursuant to an indenture dated 25 January 2017 between Corsicanto II Designated Activity Company (the “Issuer”), Wilmington Trust, National Association, as trustee (the “Trustee”) and the Company, as guarantor (the “Indenture”).

1.	SECURITIES

The Issuer has, upon the terms set forth in a purchase agreement dated 25 January 2017 between the Company, the Issuer and Lazard Frères & Co. LLC as representative of the initial purchasers set out therein, offered and sold Exchangeable Senior Notes due 2047, in relation to which the Company has given a full and unconditional guarantee thereof (the “Securities”). In certain circumstances, the Securities will be exchangeable into American Depositary Shares (“ADSs”) or restricted ADSs (“Restricted ADSs”) of the Company, with each ADS or Restricted ADS (as applicable) representing one ordinary share, par value £0.50 per share, of the Company (each, an “Ordinary Share”). The Registration Statement is filed in connection with the resale of ADSs and Restricted ADSs representing Ordinary Shares, issued by the Company pursuant to the Securities and the Indenture.

2.	DOCUMENTS

For the purposes of this opinion, we have examined only the following:

2.1	a copy of the Registration Statement in the form to be filed on 1 March 2017 under the US Securities Act (excluding its exhibits);

Page No. 2 / Amarin Corporation plc

1 March 2017

2.2	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of the Company dated 1 March 2017;

2.3	a certificate (the “Secretary’s Certificate”) from the Company Secretary of the Company (the “Secretary”) dated 1 March 2017 confirming, inter alia: (a) that the copy of the Articles (referred to in paragraph 2.4 below) attached to the Secretary’s Certificate is correct and up to date; (b) that the board meeting and the committee meeting referred to in paragraphs 2.6 and 2.7 respectively below were duly convened and held and that the resolutions set out in the extract of the minutes of each meeting (the “Board Resolutions”) were duly passed; and (c) that the shareholders meeting referred to in paragraph 2.8 below was duly convened and held and that the resolutions set out in the print of resolutions filed at Companies House (the “Shareholder Resolutions”) were duly passed;

2.4	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association of the Company (the “Articles”), copies of which are attached to the Secretary’s Certificate;

2.5	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 🌑 a.m. on 1 March 2017 (the “Companies Registry Search”) and information disclosed by an enquiry by using services provided by Legalinx Limited trading as LegalinX-7Side at the Central Index of Winding Up Petitions, London at 🌑 a.m. on 1 March 2017 with respect to the Company (the “Central Index Search”);

2.6	an extract of the minutes of a meeting of the board of directors of the Company dated 12 December 2016, a copy of which is attached to the Secretary’s Certificate;

2.7	a copy of the minutes of a meeting of a committee of the board of directors of the Company dated 19 January 2017, a copy of which is attached to the Secretary’s Certificate;

2.8	a print of resolutions of the Company passed at a meeting of the Company on 6 July 2015, authorising the board of directors of the Company to allot shares and to grant rights to subscribe for shares and empowering the directors to allot equity securities, and comprised within the information revealed by the Companies Registry Search, a copy of which is attached to the Secretary’s Certificate; and

Page No. 3 / Amarin Corporation plc

1 March 2017

2.9	a copy of the executed Indenture, a copy of which is attached to the Secretary’s Certificate, but excluding any exhibits thereto.

3.	ASSUMPTIONS

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England and Wales are on the date of this opinion legal, valid and binding under the laws by which they are (or are expressed to be) governed;

3.5	that the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that the Board Resolutions were duly passed at a meeting of the directors or a duly constituted and empowered meeting of a committee of the directors which was duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect, and that the minutes of each such meeting have been signed by the chairman of the meeting and filed in the Company’s minute book;

3.7	that the Shareholder Resolutions were duly passed at a meeting of the shareholders which was duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect, and that the minutes of that meeting have been signed by the chairman of the meeting and filed in the Company’s minute book;

Page No. 4 / Amarin Corporation plc

1 March 2017

3.8	that the directors present at each of the meetings referred to in paragraph 3.6 above duly declared any personal interest in the business transacted at the meeting and were entitled to count in the quorum and to vote in respect of the resolutions passed at the meetings and that in approving the allotment and issue of Ordinary Shares in accordance with the terms of the Indenture, the directors were and will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved;

3.9	that no event has occurred since the issue of the Certificate of Good Standing referred to at paragraph 2.2 above such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion;

3.10	having undertaken the Companies Registry Search and the Central Index Search and having made enquiries of the Secretary and examined the Certificate of Good Standing referred to in paragraph 2.2 above (together, the “Searches and Enquiries”) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this opinion no resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets;

3.11	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

3.12	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.13	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.14	that the centre of main interests, as such term is defined in Article 3(1) of the European Regulation on Insolvency Proceedings (EC No. 1346/2000), of the Company is and remains in England;

3.15	that:

Page No. 5 / Amarin Corporation plc

1 March 2017

(a)	no Ordinary Shares shall be allotted or issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(b)	no alteration shall have been made to the Articles, the Indenture or the rights attaching to the Ordinary Shares as at the date of allotment and issue of any Ordinary Shares;

(c)	as at each date of allotment of Ordinary Shares, the directors of the Company shall continue to have sufficient authority and powers conferred on them to allot and issue such Ordinary Shares under section 551 of the Companies Act 2006 (the “2006 Act”) and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and the directors of the Company shall not allot or issue (or purport to allot or issue) Ordinary Shares and shall not grant rights (or purport to grant rights) to subscribe for Ordinary Shares in excess of such powers or in breach of any other limitation on their powers to issue or allot Ordinary Shares or grant rights to subscribe for Ordinary Shares, whether under the 2006 Act, the Articles or otherwise;

(d)	the directors of the Company will use all their authorities and will exercise all their powers in connection with each allotment and issue of Ordinary Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

(e)	at the time of allotment and issue of the Ordinary Shares, the Company shall have received in full a ‘cash consideration’ (as such term is defined in section 583(3) of the 2006 Act) equal to the subscription price payable for the Ordinary Shares (such subscription price being no less than the nominal value of such Ordinary Shares, whether in pounds sterling or equivalent in any other currency), and shall have entered the holder or holders thereof in the register of members of the Company showing that all the Ordinary Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment; and

(f)	the Ordinary Shares will be allotted and issued in accordance with the terms set out in the Indenture and in accordance with the Articles;

3.16

that no Ordinary Shares or rights to subscribe for Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to

Page No. 6 / Amarin Corporation plc

1 March 2017

the Ordinary Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.17	that the ADSs represent Ordinary Shares on a one-for-one basis;

3.18	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA) or traded on any prescribed market (as defined in the Financial Services and Markets Act 2000 (Prescribed Markets and Qualifying Investments) Order 2001);

3.19	that in issuing and allotting the Ordinary Shares the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA, including (but without limitation) pursuant to Article 5 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001;

3.20	that the Company’s place of central management and control is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers;

3.21	that the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

3.22	that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations; and

3.23	that there will be no change to the Articles, the Indenture or the Registration Statement after the date of this opinion which would affect any of the opinions given in this opinion.

4.	OPINION

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public limited company duly incorporated and validly existing and in good standing under English law; and

Page No. 7 / Amarin Corporation plc

1 March 2017

(b)	if issued in accordance with the assumptions set out above, the Ordinary Shares required to be allotted and issued by the Company upon the exchange of the Securities will be, on the date that the Securities are exchanged for ADSs or Restricted ADSs, as applicable, in accordance with the terms of the Securities and the terms of the Indenture pursuant to which they are governed, duly authorised by the Company and, when allotted and issued, will be validly issued, fully paid and non-assessable.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under English law that holders of such Ordinary Shares, in respect of which all amounts due on such Ordinary Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Ordinary Shares.

5.	RESERVATIONS

Our reservations are as follows:

5.1	no allotment of any Ordinary Shares has (we understand) yet taken place and no such allotment may in the event take place;

5.2	we express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the allotment and issue of the Ordinary Shares or as to tax matters generally;

5.3	we express no opinion on European Community law as it affects any jurisdiction other than England;

5.4	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement;

5.5	we have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate;

Page No. 8 / Amarin Corporation plc

1 March 2017

5.6	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

5.7	without prejudice to the generality of paragraph 5.6 above, we have not independently investigated, and we express no opinion as to, the effect on the terms of the Indenture of the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We express no opinion as to any term that may be deemed or required to be included in the Indenture by virtue of the Trust Indenture Act or the effect of any conflict between the Trust Indenture Act and the terms of the Indenture;

5.8	this opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Ordinary Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

5.9	the expression “in good standing” in paragraph 4.1(a) above means that according to the documents on the file of the Company in the custody of the Registrar of Companies, the Company has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

5.10	the Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

5.11

the Central Index Search is not capable of being conclusive. Errors and misfilings may occur. There may be delays in entering details on to the winding up register and/or administration register or a winding up order or administration order may be made before

Page No. 9 / Amarin Corporation plc

1 March 2017

the relevant application or petition has been entered on the relevant register. In so far as it relates to matters relating to administration and administrators, the Central Index Search will not reveal applications made to, orders made by or notices filed with a court other than the High Court of Justice in London. The Central Index Search will only show petitions presented since June 1994;

5.12	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Ordinary Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to the Ordinary Shares to be allotted and issued as described in paragraph 1 above;

5.13	we have not considered the effect of the Company’s move to Ireland on its centre of main interests for insolvency law purposes; and

5.14	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment of the Ordinary Shares.

This opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur or become known to us after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely in connection with the filing of the Registration Statement and the allotment and issue of the Ordinary Shares. We hereby consent to the filing of this opinion in its full form and the use of our name under the caption “Legal Matters” contained in the Registration Statement or in such other form as we may approve in writing.

Page No. 10 / Amarin Corporation plc

1 March 2017

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ K&L Gates LLP

K&L Gates LLP